Exhibit 99.3
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Timothy R. Wallace
Chairman, Chief Executive Officer, and President
October 31, 2013

Thank you, Gail and good morning everyone.

I am pleased with our strong financial results for the 3rd quarter. We achieved a number of key financial milestones. During the quarter, our operating profit, net income and EPS all reached new quarterly highs. One of Trinity’s key differentiating strengths is the ability of our businesses to create value by leveraging their combined expertise, competencies, and manufacturing capacity to produce products with strong demand.  Our businesses that provide products to the oil, gas and chemical industries continued to leverage this strength during the third quarter, delivering impressive results. We have a great deal of positive momentum occurring within our company, and we are strongly positioned to grow in the industries we serve.

Our Rail Group continued to improve its performance during the 3rd quarter, reporting a record level of quarterly operating profit and margin. I am impressed with our Rail Group’s ability to continue to generate strong financial results while converting manufacturing space, making line changeovers and increasing production levels.
Our railcar leasing business also delivered another quarter of solid results. We expect to continue expanding our railcar leasing and management services platform in the near term.

I am pleased with the way our Inland Barge Group improved its profitability on a lower revenue run rate. Our barge business successfully converted manufacturing capacity of dry cargo barges to tank barges.

Our Construction Products Group improved its year-over-year financial performance, a result of the repositioning that has occurred within this segment. Our shoring products business that we acquired late last year is performing well.

The 3rd quarter financial performance of our Energy Equipment Group continued to show considerable improvement year-over-year. I am very pleased that our structural wind towers business increased its backlog during the quarter, extending production visibility through 2015. We continue to invest resources to enhance the positioning of our Energy Equipment Group.

During the past few years, the energy renaissance in the U.S. and Canada has created strong demand for our energy storage and transportation products. We view this demand as the first phase of a multi-phased period of demand for these products. During the first phase, customers order railcars and barges to transport crude oil as well as storage tanks to hold liquefied natural gas products. During the next phase, we anticipate there will be demand for the storage and transportation of products supporting the downstream production of chemicals and petrochemicals. We expect that the increased output from these industries will generate additional demand for our energy containers, barges and railcars over the longer-term. We also see new demand surfacing in the long term from the ongoing energy transformation that is occurring in Mexico as well. Trinity is in a very strong position to serve customers who need storage and transportation products in the oil, gas and chemicals industry.

We continue to devote resources to identify acquisition candidates that have products, services, technology and competencies that could potentially enrich and expand our industrial manufacturing platforms in North America. Trinity’s internal structure enables us to quickly link businesses together to aggressively and efficiently pursue products with strong demand. We categorize our businesses as primary, support, or niche businesses. As we look to expand our portfolio, we consider where an opportunity might fit within this structure. Our primary and support businesses are operationally linked, generating ongoing enrichment value for each other through internal supply chains. Our internal structure allows our businesses to devote a concentration of focus on certain key areas of the manufacturing process. We are optimistic about the opportunities we have to build upon our platform of businesses.

During the 3rd quarter, we established some new financial records and we expect to build on our momentum. Trinity’s financial health has never been better. The backlog visibility in our major businesses should position them to continue to generate additional operating efficiencies. Sustainable progress drives our business activities. Our businesses are constantly striving to reach new levels of achievement. They are successfully implementing a variety of initiatives designed to improve their financial performance, competitive positions, and top line growth. Our people make a major difference in the performance of our company. We have a very strong team. I am especially proud of the accomplishments of the industrial athletes who work in our manufacturing facilities. They have performed exceptionally well as we have flexed our production lines in order to pursue orders for products in the oil, gas and chemical industries.

 I’ll now turn it over to Bill for his comments.